AMENDED AND RESTATED BY-LAWS

OF

ARDIAN ACCESS LLC

(Dated as of April 10, 2025)

ARTICLE 1

Limited Liability Company Agreement

1.1 Limited Liability Company Agreement. These By-Laws shall be subject to the Limited Liability Company Agreement, as amended or restated from time to time (the “Agreement”), of Ardian Access LLC, a Delaware limited liability company (the “Fund”). Capitalized terms used but not defined in these By-Laws have the meanings given to them in the Agreement. For all purposes of the Delaware Act, the Agreement and these By-Laws constitute the “limited liability company agreement” of the Fund within the meaning of the Delaware Act. These By-Laws are incorporated by reference into the Agreement. To the extent that any of the terms or provisions of these By-Laws conflict with any of the terms or provisions of the Agreement, the terms or provisions of the Agreement shall control.

ARTICLE 2

Directors

2.1 Term. The term of office of a Director shall be as provided in the Agreement. A Director who is an “interested person” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) shall no longer serve as a Director if or when such Director is no longer an employee of Ardian US LLC, an affiliate of Ardian US LLC or any successor investment adviser to the Fund.

2.2 Chairperson. The Directors may appoint from their own number any Director to serve as Chairperson, who shall preside at all meetings of the Directors. The Chairperson shall be elected to hold such office for the continued lifetime of the Fund until such person’s successor is elected and qualified to carry out the duties and responsibilities of their office, or until such person retires, dies, resigns, is removed, or becomes disqualified.

ARTICLE 3

Committees

3.1 Executive and Other Committees. The Directors may appoint from their own number, and terminate, any one or more committees consisting of two or more Directors, including an executive committee which may, when the Directors are not in session, exercise some or all of the power and authority of the Directors as the Directors may determine.

3.2 Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a committee of the Directors (a “Committee”) or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, a majority of the members of any Committee shall constitute a quorum for the transaction of business of such Committee, and any action to be taken by a Committee may be taken (i) by a majority of the members of such Committee present at a meeting of such Committee (a quorum being present), including any meeting held by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time (participation by such means shall constitute presence in person at a meeting) or (ii) by written consents or consents submitted electronically of a majority of the members then in office of such Committee.

Except as specifically provided in the resolutions constituting a Committee or in a Committee’s charter or as required by law, rule or regulation applicable to the action to be taken, Article III, Section 3.2(b) of the Agreement shall govern the notice requirements for Committee meetings.

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ARTICLE 4

Reports

4.1 General. The Directors and officers of the Fund shall render reports at the time and in the manner required by the Agreement or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Directors.

ARTICLE 5

Seal

5.1 General. The Directors may adopt a seal which shall be in such form and shall have such inscription thereon as the Directors may from time to time prescribe. Unless otherwise required by the Directors, it shall not be necessary to place the seal on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Fund.

ARTICLE 6

Execution of Papers

6.1 General. Except as the Directors, generally or in particular cases, may have authorized the execution thereof in some other manner, all checks, notes, deeds, leases, transfers, contracts, bonds, drafts and other obligations made, accepted or endorsed by the Fund and all registration statements and amendments thereto and all applications and amendments thereto filed with the Securities and Exchange Commission shall be signed by any of the President, any Vice-President, the Treasurer, the Chief Compliance Officer or any of such other officers or agents as shall be designated for that purpose by a vote of the Directors, and need not bear the seal of the Fund.

ARTICLE 7

Provisions Relating to the Conduct of the Fund’s Business

7.1 Forum for Adjudication of Disputes. Unless the Fund consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any action or proceeding brought on behalf of the Fund or the Members, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other agent of the Fund to the Fund or the Fund’s Members, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Limited Liability Company Act or the Agreement or these By-Laws, (iv) any action to interpret, apply, enforce or determine the validity of the Agreement or these By-Laws or any agreement contemplated by any provision of the 1940 Act, the Agreement or these By-Laws, or (v) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware (each a “Covered Action”). Any person purchasing or otherwise acquiring or holding any interest in Units of beneficial interest of the Fund shall be (i) deemed to have notice of and consented to the provisions of this Section 7.1, and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this Section 7.1. The foregoing paragraph does not apply to claims arising under the federal securities laws.

If any Covered Action is filed in a court other than the Court of Chancery of the State of Delaware or the Superior Court of the State of Delaware (a “Foreign Action”) in the name of any Member, such Member shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware and the Superior Court of the State of Delaware in connection with any action brought in any such courts to enforce the first paragraph of this Section 7.1 (an “Enforcement Action”) and (ii) having service of process made upon such Member in any such Enforcement Action by service upon such Member’s counsel in the Foreign Action as agent for such Member. Furthermore, except to the extent prohibited by any provision of the Delaware Limited Liability Company Act or the Agreement or for claims arising under federal securities laws, if any Member shall initiate or assert a Foreign Action without the written consent of the Fund, then each such Member shall be obligated jointly and

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severally to reimburse the Fund and any officer or Director of the Fund made a party to such proceeding for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with any successful motion to dismiss, stay or transfer such Foreign Action based upon non-compliance with this Section 7.1.

ARTICLE 8

Amendments to the By-Laws

8.1 General. Except to the extent that the Agreement or applicable law requires a vote or consent of Members or a higher vote or consent by the Directors, these By-Laws may be amended, changed, altered or repealed, in whole or in part, by resolution of a majority of the Directors then in office at any meeting of the Directors, or by written consents or consents submitted electronically by a majority of such Directors.

8.2 Enforceability. If any provision of these By-Laws is found by a court of competent jurisdiction to be invalid or unenforceable for any reason, it is the intent and agreement of the Directors that the invalidity or unenforceability of any provision of these By-Laws shall not affect the validity or enforceability of any other provision of these By-Laws, and any invalid or unenforceable provision of these By-Laws shall be modified so as to be enforced to the maximum extent of its validity or enforceability.

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